Exhibit 99.1

Contact:	Tim Adams, Chief Financial Officer
Anne Rivers, Investor Relations
Jeff Keene, Healthcare Media
Cytyc Corporation: 508-263-8765
www.cytyc.com

Stephanie Carrington
The Ruth Group: 646-536-7017

Shanti Skiffington/Wendy Williams
Schwartz Communications: 781-684-0770

FOR IMMEDIATE RELEASE

FDA APPROVES THINPREP® PAP TEST EXPANDED LABELING FOR DETECTION

OF GLANDULAR LESIONS

Marlborough, Mass., September 8, 2005 — Cytyc Corporation (Nasdaq:CYTC) announced today that the U.S. Food and Drug Administration (FDA) has approved a Pre-Market Approval Supplement for the ThinPrep® Pap Test related to the detection of endocervical and endometrial glandular lesions. The enhanced labeling cites multiple peer-reviewed publications that report on the improved ability of the ThinPrep® System to detect glandular disease versus the conventional Pap smear. The labeling further states that the results of these studies are consistent in showing more frequent biopsy confirmation of abnormal glandular findings by ThinPrep technology compared to conventional cytology. Thus, the finding of a glandular abnormality on a ThinPrep Pap Test slide merits increased attention for definitive evaluation of potential endocervical or endometrial pathology. The ThinPrep Pap Test is the only cervical cancer screening technology to gain expanded labeling claims related to the detection of glandular abnormalities.

“This is another significant milestone for the ThinPrep Pap Test,” said Patrick J. Sullivan, Cytyc’s chairman, president, and chief executive officer. “An enhanced label for the detection of glandular lesions is an important clinical advance for patients and their physician and provides yet another unique differentiator for our cervical screening technology.”

The frequency of cervical adenocarcinoma has increased during the past two decades, so that this cell type is now responsible for the majority of increased cases of cervical cancer reported in women under 35. In the United States, while the age-adjusted rate of the more common squamous cell carcinoma declined by 42 percent from the mid-1970’s to the late 1990’s, the age-adjusted incidence rates for adenocarcinoma increased by 29 percent. The proportion of adenocarcinoma increased 107 percent relative to all cervical cancers and 95 percent relative to squamous cell carcinoma1. There are similar trends worldwide and most are attributable to increases in the younger age groups (25-49 years).

“The publications supporting this FDA approval indicate both improved detection of endocervical adenocarcinoma and more accurate classification of glandular disease with the ThinPrep Pap Test. This is critical for the gynecologist to optimally manage the patient,” said James Linder, M.D., Cytyc’s senior vice president and chief medical officer.

The ThinPrep Pap Test is currently the most widely used method for cervical cancer screening in the United States and the only method approved by the U.S. FDA as “significantly more effective than the conventional Pap smear for the detection of Low-grade Squamous Intraepithelial (LSIL) and more severe lesions in a variety of patient populations.” The ThinPrep Pap Test is also the only liquid-based cytology approved by the FDA for HPV testing and the only cytology system approved by the FDA for chlamydia and gonorrhea testing directly from the ThinPrep collection vial.

Reference:

1. Smith HO, Tiffany MF, Qualls CR, Key CR. The rising incidence of adenocarcinoma relative to squamous cell carcinoma of the uterine cervix in the United States – a 24-year population-based study. Gynecologic Oncology 2000;78(2):97-105.

Cytyc Corporation is a leading women’s health company that designs, develops, manufactures, and markets innovative and clinically effective products. Cytyc products cover a range of women’s health applications, including cervical cancer screening, breast cancer risk assessment, treatment of excessive menstrual bleeding, and treatment of breast cancer.

Cytyc is traded on The Nasdaq Stock Market under the symbol CYTC. Cytyc and ThinPrep are registered trademarks of Cytyc Corporation.

Forward-looking statements in this press release are made pursuant to the provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements relating to Cytyc’s future financial condition, operating results and economic performance, and management’s expectations regarding key customer relationships, future growth opportunities, product acceptance and business strategy, constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from those statements. Risks and uncertainties include, among others, dependence on key personnel, customers and proprietary technology, uncertainty of product development efforts and product acceptance, management of growth and product diversification, entry into new market segments, risks associated with litigation, the effective integration of acquired businesses and technologies, competition and competitive pricing pressures, risks associated with the FDA regulatory approval processes and healthcare reimbursement policies, introduction of technologies that are disruptive to Cytyc’s business and operations, the impact of new accounting requirements and governmental rules and regulations, as well as other risks detailed in Cytyc’s filings with the Securities and Exchange Commission, including under the heading “Certain Factors Which May Affect Future Results” in its 2004 Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q filed with the Commission. Cytyc cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Cytyc disclaims any obligation to publicly update or revise any such statements to reflect any change in its expectations or events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.